UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 10, 2010, VeriSign, Inc. (the “Company”) announced that on December 9, 2010, its Board of Directors declared a special cash dividend (the “Dividend”) of $3.00 per share of its common stock, par value $0.001 per share, to be paid on December 28, 2010 (the “Payment Date”) to shareholders of record at the close of business on December 20, 2010 (the “Record Date”). The Company’s stock declined by approximately $3.00 on the ex-dividend date.

On January 21, 2011, the Compensation Committee determined to grant restricted stock units (“RSUs”) equal in value to the $3.00 Dividend, based on the price of the Company’s common stock on the Payment Date, to holders of stock options outstanding under the Company’s equity plans on the Record Date. For this purpose, the $32.94 stock closing price on the Payment Date was used to compute the number of RSUs to be issued, with rounding to the nearest whole share. Vested options priced below $41 received $3.00 worth of immediately vested RSUs per option share, reduced by the amount of RSUs withheld for tax withholding purposes. Unvested options priced below $41 received unvested RSUs vesting two years from the date of issuance, provided the holder continues to be employed by, or provide services to, the Company. No RSUs were issued with respect to options priced at $41 or above. The RSUs were granted under the Company’s 2006 Equity Incentive Plan.

The Compensation Committee granted RSUs to all 298 affected option holders, including employees and directors serving on the Board of Directors, as applicable in each case. The table below shows the number of RSUs issued to each of the named executive officers per applicable vesting schedule.

RSU Issuance for Option Dividend Award

Named Executive Officer	# of Granted RSUs Immediately Vested	# of Granted RSUs with Two-Year Vesting Period
D. James Bidzos, Executive Chairman	0	0
Mark D. McLaughlin, President and Chief Executive Officer	0	25,601
Brian G. Robins, Executive Vice President and Chief Financial Officer	6,385	10,791
Richard H. Goshorn, Senior Vice President, General Counsel and Secretary	11,280	8,523
Russell S. Lewis, Executive Vice President, Strategy and Technical Operations	543	7,306
Kevin A. Werner, Senior Vice President, Corporate Development and Strategy	8,451	8,535

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: January 25, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn Senior Vice President, General Counsel and Secretary

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